CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated November 20, 2017, relating to the financial statements of Childhood Essentials Growth Fund, a series of the Second Nature Series Trust as of November 10, 2017 and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Sanville & Company

Abington, Pennsylvania

November 22, 2017